Exhibit 5.1

Kenneth L. Guernsey

(415) 693-2091

kguernsey@cooley.com

August 12, 2008

LeapFrog Enterprises, Inc.

6401 Hollis Street, Suite 150

Emeryville, California 94608-1071

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by LeapFrog Enterprises, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of 521,338 shares of the Company’s Class A Common Stock, $.0001 par value per share (the “Shares”), pursuant to the Stock Option Agreement, dated June 9, 2008, between Jeffrey G. Katz and the Company (the “Agreement”), which was entered into outside the Company’s stock option and purchase plans.

In connection with this opinion, we have examined the Agreement, the Registration Statement and related prospectus, your Certificate of Incorporation and Bylaws, as amended and restated, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Agreement, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD KRONISH LLP

By:	/s/ Kenneth L. Guernsey
Kenneth L. Guernsey

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM